EXHIBIT (10jj)

THIRD AMENDMENT TO

AMENDED AND RESTATED SERVICE AGREEMENT

This amendment is made effective July 1, 2003, between Wisconsin Dental Group, S.C., a Wisconsin service corporation (“Provider”), and Northpark Dental Group, LLC, a Delaware limited liability company (“Service Company”).

Background Information

A. Service Company and Provider (the “Parties”) are parties to an Amended and Restated Service Agreement dated January 1, 1999, as modified from time to time prior to the date of this amendment (as so modified, the “Service Agreement”), pursuant to which Service Company provides management services to the dental practice owned and operated by Provider (the “Provider Practice”).

B. Pursuant to a Plan and Agreement of Merger dated June 12, 2003, between Wisconsin Dental Professionals, S.C., a Wisconsin service corporation (“WDP”), and Provider, WDP was merged with and into Provider effective at 11:59 p.m., local time, on June 30, 2003 (the “Merger”), and Provider is the successor-in-interest to the assets, rights, obligations, and liabilities of WDP.

C. Prior to the Merger, Service Company and WDP were parties to an Amended and Restated Service Agreement dated January 1, 1999, as modified from time to time prior to the Merger (as so modified, the “WDP Service Agreement”), pursuant to which Service Company provided management services to the dental practice owned and operated by WDP (the “WDP Practice”). The Parties desire to terminate the WDP Service Agreement and modify certain provisions of the Service Agreement and are executing this amendment for those purposes.

Statement of Agreement

The Parties hereby acknowledge the foregoing Background Information and agree as follows:

§1. Termination of WDP Service Agreement. The Parties hereby terminate the WDP Service Agreement as of the date of this amendment. From and after the date of this amendment, the Service Company shall continue to provide management services to the Provider Practice (which now includes the WDP Practice) pursuant to the terms and conditions of the Service Agreement. Without limiting the foregoing, the Provider Practice (including the WDP Practice) shall be accounted for as one practice, without allocation into multiple divisions as had been the arrangement with respect to the WDP Practice under the WDP Service Agreement.

§2. Definitions. All capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Service Agreement.

§3. License of Name and Marks. Section 4.17 of the Service Agreement is hereby deleted from the Service Agreement in its entirety and replaced with the following:

§4.17 License of Name and Marks. Service Company hereby grants the Provider, for the Term, a non-exclusive royalty-free license to use the names “Northpark Dental Group,” “Northpoint Dental Group,” “Family Care Dental Centers,” “Brookfield Dental Center,” “Hales Corners Dental Center,” “West Allis Dental Center,” and “Waukesha Dental Center,” and all related marks and logos owned by Service Company for the purpose of fulfilling its obligations hereunder, including without limitation providing Dental Care to its patients.

§4. Use of Name. Section 5.8 of the Service Agreement is hereby deleted from the Service Agreement in its entirety and replaced with the following:

§5.8 Use of Name. At all times during the Term, Provider shall, unless otherwise directed by the Policy Board pursuant to §3.2(c), operate its dental practice under the names “Northpark Dental Group,” “Northpoint Dental Group,” “Family Care Dental Centers,” or, with respect to the respective existing Clinics at which such names are used, “Brookfield Dental Center,” “Hales Corners Dental Center,” “West Allis Dental Center,” and “Waukesha Dental Center,” including without limitation using all related marks and logos as are licensed to Provider pursuant to §4.17, above, and filing assumed or fictitious name applications with all appropriate governmental agencies; provided that Provider shall, immediately upon the expiration of the Term, abstain from using such names, marks, and logos and shall take such steps as are necessary to terminate such applications and Provider’s rights thereunder.

§5. Exhibit. Existing Exhibit A-1 to the Service Agreement is hereby deleted from the Service Agreement in its entirety and replaced with Exhibit A-1 attached to this amendment, with the provisions of such exhibit relating to any period prior to July 1, 2003, to be applied to the extent necessary for calculations to be made after the date of this amendment as if the Merger had occurred prior to such period.

§6. Interpretation. This is an amendment to and a part of the Service Agreement, and the provisions of this amendment shall apply from and after the date of this amendment. In the event of any inconsistency between the provisions of the Service Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Service Agreement shall continue in full force and effect without change.

WISCONSIN DENTAL GROUP, S.C.		NORTHPARK DENTAL GROUP, LLC

By		By
	Robert W. Trettin, D.D.S., President		Michael J. Vaughan, Vice President

FINANCIAL TERMS

1. Service Fee [§7.3(a)]. The quarterly Service Fee for each calendar quarter in calendar year 2003 shall be the lesser of (a) the Actual Margin for such calendar quarter, or (b) the amount set forth below for such calendar quarter:

Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4	Full Year
$1,358,989	$1,293,009	$1,149,738	$1,161,931	$4,963,667

The Service Fee for each subsequent calendar quarter shall be an amount equal to the lesser of (i) the Actual Margin for such calendar quarter, or (ii) the aggregate amount of the Service Fee and the Performance Fee paid or payable with respect to the corresponding calendar quarter in the immediately preceding calendar year (after giving effect to any adjustments under §7.4 of this agreement). Notwithstanding the other provisions of this agreement, for purposes of applying the immediately preceding sentence only: (A) the Performance Fee and the related adjustment, if any, under §7.4 shall be calculated each calendar quarter (substituting “calendar quarter” for all references to “calendar year” in §7.3(b) and §7.4 for that purpose), and (B) the Performance Fee so calculated for any calendar quarter shall be deemed to be the Performance Fee payable for that calendar quarter under the immediately preceding sentence.

2. Performance Fee Adjustment Percentage. For purposes of the monthly calculation and accrual of the Performance Fee adjustment under §7.4 of this agreement, Provider acknowledges and agrees that this exhibit is being entered into for calendar year 2003 and that the Adjustment Percentage for such calendar year is 20%.

3. Adjustments. Any or all of the percentages or amounts contained in this exhibit may hereafter be changed from time to time by written agreement of the Parties. Such agreement may be in the form of a new Exhibit A-1 to this agreement, which, if signed by both Parties, shall supersede this exhibit for all purposes thereafter.

The effective date of this exhibit is July 1, 2003.

WISCONSIN DENTAL GROUP, S.C.		NORTHPARK DENTAL GROUP, LLC

By	/s/ ROBERT W. TRETTIN	By	/s/ MICHAEL J. VAUGHAN
	Robert W. Trettin, D.D.S., President		Michael J. Vaughan, Vice President